EXHIBIT 99.2

             COLUMBIA LABORATORIES BI-MONTHLY STOCKHOLDER NEWSLETTER

November, 1999

ARES-SERONO (TK:AREB) RE-LAUNCHES CRINONE /registered trademark/ 8% at the Conjoint Annual Meeting of the American Society foR Reproductive Medicine and the Canadian Fertility and Andrology Society held in Toronto from September 27th to 30th.

The highlight of the launch was the presentation of the positive interim results of the ongoing treatment protocol study of Crinone /registered trademark/ 8% (progesterone gel) as progesterone supplementation in women undergoing AssisteD Reproductive Technologies (ART). The study demonstrated that Crinone has exceptional clinical pregnancy rates and is preferred by women. The 1251 women between the ages of 21 and 47 (mean 37 years) involved in the 16 centers analyzed achieved a clinical pregnancy rate of 35.2 percent. Crinone is currently being studied in a clinical trial in the US involving over 2,000 women at 23 infertility treatment centers. This interim analysis includes the experiences of 1,251 women in 16 centers undergoing in vitro fertilization during 1997-98.

This was statistically significantly higher (p /less than/ 0.002) than the clinical pregnancy rate (30.6%) reported to the official organization, SART for women under age 40 in the same 16 centers in the latest published report, 1996. Moreover, Crinone's unique administration allows women the convenience and benefits of progesterone therapy without undergoing painful intramuscular injections.

As part of the trial, patients were asked to describe their experiences with progesterone therapies. Participants reported that they preferred Crinone to other forms of progesterone treatments, specifically intramuscular injections and suppositories. Of patients who had previously undergone a different form of progesterone treatment, 91 percent of patients (n = 420) preferred Crinone to intramuscular injections and 90 percent of patients (n = 463) preferred Crinone to suppositories. In describing their overall experience using Crinone, 94.4 percent of patients (n = 1,018) found Crinone easy to administer, 94.9 percent (n = 1,016) reported no pain with Crinone and 74.6 percent (n = 1,018) considered Crinone not to be messy.

Further, of 590 patients receiving Crinone in combination with follicle stimulating hormone (FSH), 34.9 percent achieved a clinical pregnancy as compared to 25.7 percent of 210 patients receiving Crinone in combination with human menopausal gonadotropin (hMG).

Since the 1st of October the Ares-Serono has been actively marketing Crinone in the United States and we believe we will begin to see the results of their intensive efforts over the next few months.

ARES-SERONO DISCLOSES THAT IT PURCHASED THE LICENSE AND DISTRIBUTION RIGHTS TO CRINONE FROM AMERICAN HOME PRODUCTS FOR $68 MILLION - Under the terms of the agreement, Ares-Serono assumes the same financial obligations to Columbia. For example, Columbia continues to receive approximately 30% of net sales for providing the finished product. Ares-Serono will also make additional payments to Columbia and American Home Products when certain milestones are achieved.

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FOUR (4) NEW COUNTRY APPROVALS HAVE BEEN GRANTED THIS MONTH FOR CRINONE -
Norway, Sweden, Canada and Hong-Kong. Within six months we expect Ares-Serono to be selling Crinone in more than 20 countries.

COLUMBIA LABORATORIES ENGAGES RYAN, BECK & CO. AS EXCLUSIVE ADVISOR TO DIVEST ITS OVER-THE-COUNTER BUSINESS - The funds generated from the divestiture will be used to speed the development of Columbia's innovative prescription products while simultaneously reducing overhead. Columbia will concentrate on its extensive pipeline of prescription products, including Chronodyne /trademark/ (terbutaline gel) for the treatment of dysmenorrhea, a testosterone tablet for physiologic replacement in men and a unique vaginal testosterone formulation for menopausal women. This transaction will have three important benefits for Columbia Laboratories. First, it will focus our attention on the major opportunities for the company, including Chronodyne /trademark/ (terbutaline gel) and our testosterone buccal tablet for men. Both products should enter Phase III early next year and have significant market potential. Second, this transaction will ensure that we have the resources to bring these products to market in a timely fashion. Third, it will simultaneously allow us to reduce corporate overhead and expenses.

NEW CLINICAL DATA SUPPORTS THE SUPERIORITY OF REPHRESH /trademark/ (MIPHIL /trademark/) OVER ACID DOUCHES IN REDUCING VAGINAL PH - A randomized single center parallel design study comparing Miphil /trademark/ and the vaginal douche, Lactacid /registered trademark/ in 30 women with suspected BV was recently completed. The women were either administered 2.5 g of Miphil /trademark/ or the vaginal douche Lactacid /registered trademark/ twice a week for six (6) weeks. The primary objective of the study was to determine the effect of Miphil /trademark/ and the vaginal douche on vaginal pH. The efficacy of both treatments was measured at baseline three (3) and six (6) weeks by using a pH meter to measure the pH in the lateral vaginal fornix.

At the end of six weeks there was a statistically and clinically significant reduction in pH in the 15 women receiving Miphil /trademark/ from a mean of 5.4 to 4.6. There was a slight, but clinically insignificant reduction of vaginal pH in the 15 women using the vaginal douche Lactacid /registered trademark/ from
5.6 to 5.3. The difference between the reduction in pH between Miphil /trademark/ and Lactacid /registered trademark/ was statistically significant (p /less than/0.04 two way ANOVA test)


        Effects of MipHil /trademark/ (RepHresh /trademark/) and Vaginal
                              Douche on vaginal pH

                                 GRAPHIC OMITTED
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Bacterial vaginosis (BV) is the most common vaginal disorder in women, afflicting 15 to 20% of women of reproductive age. Many women complain of vaginal discharge and a foul amine (fishy) odor. The cause of the odor is the production of amines by various species of bacteria that replace lactobacilli as the dominant members of the vaginal flora. A vaginal pH above 5 favors the growth of these microorganisms over lactobacilli and volatizes the amines they produce. The odor is particularly prominent for 24 hours after unprotected intercourse because of the high pH (7.8- 8.2) and buffering capacity of semen.

In the United States discharge and foul smelling odor send millions of women to a physician's office each year in search of relief. An even larger number, estimated to be 30% of all adult American women, use douches that they purchase without a prescription. The idea of washing out the foul smelling discharge with an acid douche has a simplistic appeal. Medically, douching is frowned upon as studies have reported an association between douching and pelvic inflammatory disease (PID), ectopic pregnancy, tubal infertility and reduced fertility.

REPHRESH /trademark/ vaginal gel is a unique product that reduces vaginal pH for 72 hours or more and eliminates the odor associated with bacterial vaginosis
(BV). The pH-lowering action of REPHRESH /trademark/ often eliminates odor from the very first dose. When pH is maintained below 5, there is an also an increased likelihood that the vagina will be recolonized by the normal vaginal constituent, lactobacilli. The long lasting pH effect of REPHRESH /trademark/ is made possible by bioadhesion, a delivery system that allows the product to adhere to vaginal epithelial cells and stay in place until they turn over, approximately 3 to 5 days. REPHRESH /trademark/ contains no antimicrobial agent and does not induce the side effects often encountered with oral therapies used to eradicate recurrent BV. The key ingredient in REPHRESH /trademark/ is polycarbophil, a patented bioadhesive polymer used in medical and healthcare products by several hundred thousand women worldwide. Polycarbophil, which is also the base of the progesterone vaginal gel (Crinone /registered trademark/ ) has been approved for use even in pregnant women. REPHRESH /trademark/ has a high buffering capacity that maintains the vaginal pH in the physiologic range 4-5. In 1999, Columbia received a new patent for the pH action of polycarbophil, a very large molecule that is neither absorbed nor immunogenic.

CHRONODYNE /trademark/ (TERBUTALINE GEL) PHASE II STUDY COMPLETED - PHASE III STUDIES TO COMMENCE SHORTLY. - Uterine cramping is a problem afflicting more than 30% of women of reproductive age, with more than 17 million sufferers in the U.S. and over 20 million in Europe. It is the leading cause of absenteeism from work in both the United States and Europe. Most women experience cramping just prior to and during the first few days of menses. The utero-relaxant effects of terbutaline and other (beta)2 agonists have been well documented. Use of terbutaline results in decreased myometrial (uterine muscle) activity thereby alleviating uterine cramping. Terbutaline simultaneously increases local uterine blood flow in women with menstrual cramping. However, (beta)-agonists, such as terbutaline, have not been used to prevent or treat the uterine cramping due to an unacceptable level of adverse effects, primarily tachycardia (rapid heart rate) and tremors.

Currently, no other product effectively addresses the underlying cause of menstrual (uterine) cramping. Women use prescription and over-the-counter analgesics such as

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Tylenol /registered trademark/ and Advil /registered trademark/ to counter the symptoms usually associated with cramping, including pain. At best these agents diminish the discomfort but do not alleviate all the symptoms.

Columbia Laboratories has developed Chronodyne, a vaginal terbutaline gel, for use in menstrual cramping. Columbia's patented bioadhesive delivery system ensures the controlled and prolonged delivery of terbutaline to the uterus. The vaginal route utilizing Columbia's patented system preferentially transports terbutaline directly from the vagina to the uterus, thereby, providing therapeutic uterine concentrations while avoiding high serum levels commonly associated with side effects. Early studies have demonstrated that Chronodyne /trademark/ does not cause significant increases in heart rate or cause tremors.

NEW TRIALS ON TESTOSTERONE BUCCAL TABLETS FOR MEN TO BEGIN IN NOVEMBER - New trials are being conducted to delineate the complete pharmacokinetic profile of this unique product. Upon completion of the pharmacokinetic trials, Phase III studies will begin early next year. This development program remains on target for a year 2001 submission for approval.

This release contains statements which constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent, belief or current expectations of the company and its management team. Prospective investors are cautioned that any such forward-looking statements are note guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements. Such risks and uncertainties include, among other things, competitive, economic, and regulatory factors in the pharmaceutical and health care industry, general economic conditions and other risks and uncertainties that may be detailed, from time-to-time, in Columbia's reports filed with the Securities and Exchange Commission.